EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-217639, 333-160362, 333-156012, 333-143493, 333-117248, 333-17773, 333-106753 and 333-106751) and on Form S-3 (Nos. 333-217987, 333-229162 and 333-255689) of Gray Television, Inc. of our report dated February 25, 2022 relating to the consolidated financial statements, financial statement schedule appearing in this Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2021.

Our report dated February 25, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, expressed an opinion that Gray Television, Inc. had not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP

Atlanta, Georgia

February 25, 2022